As filed with the Securities and Exchange Commission on November 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Signet Jewelers Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

(441) 296 5872

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laurel Krueger

375 Ghent Road

Akron, OH 44333

(330) 668-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jennifer A. Bensch, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000 (Phone)

(212) 310-8007 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Convertible Preference Shares, par value $0.01 per share	625,000	$1,000(1)	$625,000,000(1)	$72,437.50(2)
Common Shares, par value $0.18 per share	7,049,507(3)			(4)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Based on the Registrant’s reasonable good-faith estimate of the number of common shares issuable upon conversion of the Series A Convertible Preference Shares. Each Series A Convertible Preference Share will be convertible into a number of common shares determined by dividing the sum of the stated value of such Series A Convertible Preference Share on the conversion date and any accrued and unpaid dividends with respect to such Series A Convertible Preference Share by the applicable conversion price. The stated value of the Series A Convertible Preference Shares may increase as a result the payment of dividends not paid in cash. The conversion price is equal to $1,000 divided by the applicable conversion rate. The current conversion rate is approximately 10.6529 common shares per Series A Convertible Preference Share and is subject to adjustment in accordance with provisions described in this Registration Statement. Pursuant to Rule 416 under the Securities Act, the common shares offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions. Common shares issuable upon conversion of the Series A Convertible Preference Shares that exceed the estimated amount provided above that are not covered by Rule 416 will be covered by a separate registration statement, including, if available, pursuant to Rule 462(b).
(4)	No separate consideration will be received for the common shares issuable upon conversion of the Series A Convertible Preference Shares, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

Signet Jewelers Limited

Series A Convertible Preference Shares

Common Shares

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus of up to an aggregate of (i) 625,000 shares of our Series A Convertible Preference Shares, par value $0.01 per share (the “Series A Preference Shares”), originally issued on October 5, 2016 in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and (ii) up to 7,049,507 common shares, par value $0.18 per share (the “Common Shares”), issuable upon conversion of the Series A Preference Shares. See “Selling Shareholders” for information regarding the selling shareholders. Subject to the transfer restrictions applicable to the Series A Preference Shares and the Common Shares held by the selling shareholders, the selling shareholders may offer and sell Series A Preference Shares and Common Shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling shareholders may sell all or a portion of the Series A Preference Shares or Common Shares through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the Series A Preference Shares or Common Shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the Series A Preference Shares or Common Shares may be sold. If applicable, the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus. We will not receive any of the proceeds from the selling shareholders’ sale of Series A Preference Shares or Common Shares. We have agreed to bear the expenses (other than underwriting discounts and selling commissions) in connection with the registration of the offer and sale of the Series A Preference Shares and the Common Shares that the selling shareholders are offering under this prospectus.

Our Common Shares are traded on the New York Stock Exchange under the symbol “SIG.” On November 3, 2016, the closing price of our Common Shares on the New York Stock Exchange was $80.78 per share. The Series A Preference Shares are not listed on any exchange, and we do not intend to list the Series A Preference Shares on any exchange.

Our registered office is located at 2 Church Street, Hamilton HM11, Bermuda, and our telephone number is (441) 296-5872.

Investing in the Series A Preference Shares and Common Shares involves risks. You should read this prospectus, any prospectus supplement, as well as the risks contained or incorporated by reference herein or therein, before investing in the Series A Preference Shares and Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 4, 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “automatic shelf” registration process. Under the shelf registration process, the selling shareholders or their pledgees, donees, transferees or other successors-in-interest, may from time to time use this prospectus to sell or otherwise dispose of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Series A Preference Shares and Common Shares that the selling shareholders may sell or otherwise dispose of. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes or incorporates by reference certain information that provides more details about the matters discussed in this prospectus. You should carefully read this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

In this prospectus, unless the context otherwise requires, all references to (i) “Signet,” the “Company,” “we,” “us,” and “our” refer to Signet Jewelers Limited, a Bermuda corporation, and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. If given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling shareholders are not making an offer to sell, nor seeking offers to buy, the Series A Preference Shares or Common Shares in any jurisdiction where an offer or sale is not permitted or to any person to whom it is unlawful to make such an offer or solicitation.

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN

DOCUMENTS BY REFERENCE

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and can also be found on our website at http://www.signetjewelers.com. However, the information on or accessible through our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	Annual Report on Form 10-K for the year ended January 30, 2016, filed with the SEC on March 24, 2016 (our “Form 10-K”);

•	The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 4, 2016, which were incorporated by reference into our Form 10-K;

•	Quarterly Reports on Form 10-Q for the quarters ended April 30, 2016 and July 30, 2016, filed with the SEC on June 3, 2016 and August 31, 2016, respectively;

•	Current Reports on Form 8-K filed on February 16, 2016, June 21, 2016, July 15, 2016, August 25, 2016, October 6, 2016 and November 3, 2016; and

•	The description of our Common Shares contained in our registration statement on Form 8-A, filed with the SEC on September 11, 2008.

We also incorporate by reference the information contained in all other documents we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements in exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the termination of any offering made under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to James Grant at 375 Ghent Road, Akron, Ohio 44333, (330) 668-5000.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Exchange Act. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, our results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, a decline in consumer spending, the merchandising, pricing and inventory policies followed by us, our reputation and the reputation of our brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of our business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in our credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to our information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to us being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these risks and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see “Risk Factors” in our Form 10-K, our Form 10-Q for the fiscal quarter ended July 30, 2016 filed on August 31, 2016 (our “Q2 Form 10-Q”) and in our subsequent filings with the SEC, as incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE COMPANY

Signet Jewelers Limited is the world’s largest retailer of diamond jewelry. The Company does business principally in the mid-market jewelry sector and manages its business by store brand grouping, a description of which follows:

•	The Sterling Jewelers division is one reportable segment. It operated 1,540 stores in all 50 US states at January 30, 2016. Its stores operate nationally in malls and off-mall locations principally as Kay Jewelers (“Kay”), Kay Jewelers Outlet, Jared The Galleria Of Jewelry and Jared Vault. The division also operates a variety of mall-based regional brands.

•	The Zale division consists of two reportable segments:

•	Zale Jewelry, which operated 977 jewelry stores at January 30, 2016, is located primarily in shopping malls in North America. Zale Jewelry includes the US store brand Zales (Zales Jewelers and Zales Outlet), which operates in all 50 US states, and the Canada store brand Peoples Jewellers, which operates in nine provinces. The division also operates regional brands Gordon’s Jewelers and Mappins.

•	Piercing Pagoda, which operated 605 mall-based kiosks at January 30, 2016, is located in shopping malls in the US and Puerto Rico.

•	The UK Jewelry division is one reportable segment. It operated 503 stores at January 30, 2016. Its stores operate in shopping malls and off-mall locations (i.e. high street) principally as H.Samuel and Ernest Jones.

Certain company activities (e.g. diamond sourcing) are managed as a separate operating segment and are aggregated with unallocated corporate administrative functions in the segment “Other” for financial reporting purposes. Our diamond sourcing function includes our diamond polishing factory in Botswana.

We are incorporated in Bermuda and our registered office is located at 2 Church Street, Hamilton HM11, Bermuda, and our telephone number is (441) 296-5872. Our web site is www.signetjewelers.com. The information on or otherwise accessible through our web site does not constitute a part of this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including, without limitation, our Form 10-K and our Q2 Form 10-Q, which are on file with the SEC and incorporated by reference in this prospectus. If any of these risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, results of operations or financial condition could be materially and adversely affected.

Risks Related to the Series A Preference Shares and Common Shares

The Series A Preference Shares are equity and are subordinate to all of our existing and future indebtedness, and the Series A Preference Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Series A Preference Shares are equity interests in our Company and do not constitute indebtedness. As such, the Series A Preference Shares, like our Common Shares, rank junior to all indebtedness and other non-equity claims on our Company with respect to assets available to satisfy claims on our Company, including in a liquidation of our Company.

In addition, the Series A Preference Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preference Shares or to which the Series A Preference Shares will be structurally subordinated.

The Series A Preference Shares may rank junior in rights and preferences to preferred shares issued by us in the future.

We may issue preference shares in the future the terms of which are expressly senior to the Series A Preference Shares. The terms of any such future preference shares expressly senior to the Series A Preference Shares may restrict dividend payments on the Series A Preference Shares, redemptions of the Series A Preference Shares or distributions upon the liquidation, winding-up and dissolution of the Company. For example, the terms of any such senior preference shares may provide that, unless full dividends for all of our outstanding preference shares senior to the Series A Preference Shares have been paid for the relevant periods, no dividends will be paid on the Series A Preference Shares, and no Series A Preference Shares may be repurchased, redeemed, or otherwise acquired by us prior to the repurchase or redemption of such future preference shares. This could result in dividends on the Series A Preference Shares not being paid when contemplated, or the redemption of the Series A Preference Shares not occurring when contemplated. In addition, in the event of our liquidation, winding-up and dissolution, the terms of the senior preference shares may prohibit us from making payments on the Series A Preference Shares until all amounts due to holders of the senior preference shares in such circumstances are paid in full.

An active trading market for the Series A Preference Shares may not develop.

The Series A Preference Shares have no established trading market and are not listed on any securities exchange, and we do not intend to list the Series A Preference Shares on any such exchange. Until November 15, 2024, investors seeking liquidity will generally be limited to selling their Series A Preference Shares in the secondary market or selling the underlying Common Shares. We cannot assure you that an active trading market in the Series A Preference Shares will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preference Shares could be adversely affected and holders’ ability to transfer Series A Preference Shares will be limited.

The market price of the Series A Preference Shares will be directly affected by the market price of our Common Shares, which may be volatile.

To the extent that a secondary market for the Series A Preference Shares develops, we believe that the market price of the Series A Preference Shares will be significantly affected by the market price of our Common Shares. We cannot predict how our Common Shares will trade in the future. This may result in greater volatility in the market price of the Series A Preference Shares than would be expected for nonconvertible preference shares. From the beginning of fiscal year 2014 to November 3, 2016, the reported high and low prices for our Common Shares ranged from a low of $58.85 to a high of $152.27 per share.

Our Common Share price may fluctuate substantially as a result of variations in the actual or anticipated results and financial conditions of Signet and other companies in the retail industry and the stock market’s view of the acquisition of Zale Corporation. In addition, the stock market has experienced price and volume fluctuations that have affected the market price of many retail and other stocks in a manner unrelated, or disproportionate, to the operating performance of these companies.

We provide public guidance on our expected operating and financial results for future periods. Although we believe that this guidance provides investors and analysts with a better understanding of management’s expectations for the future and is useful to our shareholders and potential shareholders, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed the provided guidance or the expectations of our investors and analysts, especially in times of economic uncertainty. In the past, when we have reduced our previously provided guidance, the market price of our Common Shares has declined. If, in the future, our operating or financial results for a particular period do not meet our guidance or the expectations of our investors and analysts or if we reduce our guidance for future periods, the market price of our Common Shares may decline.

In addition, we may fail to meet the expectations of our shareholders or of analysts at some time in the future. If the analysts that regularly follow our Common Shares lower their rating or lower their projections for future growth and financial performance, the market price of our Common Shares could decline.

The market price of our Common Shares may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the New York Stock Exchange. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Common Shares and (ii) sales of substantial amounts of the Common Shares in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

These broad market fluctuations may adversely affect the market prices of our Common Shares, and, in turn, the Series A Preference Shares.

In addition, we expect that the market price of the Series A Preference Shares will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Shares or the Series A Preference Shares and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional Common Shares or preference shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares or preference shares or any substantially similar securities. The market price of our Common Shares or Series A Preference Shares could decline as a result of sales of a large number of Common Shares or Series A Preference Shares or similar securities in the market or the perception that such sales could occur. For example, if we issue preference shares in the future that has a preference over our Common Shares with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preference shares with voting rights that dilute the voting power of our Common Shares, the rights of holders of our Common Shares or the market price of our Common Shares could be adversely affected.

In addition, each Series A Preference Share will initially be convertible at the option of the holder thereof into our Common Shares. The conversion of some or all of the Series A Preference Shares will dilute the ownership interest of our existing common shareholders. Any sales in the public market of our Common Shares issuable upon such conversion could adversely affect prevailing market prices of our outstanding Common Shares and Series A Preference Shares and may make it more difficult for us to sell equity securities in the future at times and prices that we deem appropriate. In addition, the existence of our Series A Preference Shares may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preference Shares could depress the price of our equity securities. As noted above, a decline in the market price of the Common Shares may negatively impact the market price for the Series A Preference Shares.

If you convert your Series A Preference Shares into Common Shares, you may experience immediate dilution.

If you convert your Series A Preference Share into Common Shares, you may experience immediate dilution because the per share conversion price of the Series A Preference Shares may be, and at the closing of the original issuance was, higher than the net tangible book value per share of the Common Shares. In addition, you will also experience dilution when and if we issue additional Common Shares, including Common Shares we may be required to issue pursuant to options or other rights outstanding as of the original issue date of the Series A Preference Shares or pursuant to any present or future employee, director, manager or consultant benefit plan or program approved by our board of directors (the “Board”).

The Series A Preference Shares are subject to conversion at our option in certain circumstances after October 5, 2018 based on the trading price of our Common Shares.

At any time on or after October 5, 2018, if the volume-weighted average price per Common Share is greater than 175% of the then-conversion price for at least 20 consecutive trading days prior to the notice date of the mandatory conversion, we will be entitled, but not required, to convert any or all of the Series A Preference Shares at a conversion price equal to the quotient of (A) the sum (without duplication) of the stated value per Series A Preference Share and the accrued but unpaid regular dividends with respect to such Series A Preference Share, each as of the mandatory conversion date, divided by (B) the conversion price of such Series A Preference Share in effect as of the mandatory conversion date plus cash in lieu of fractional shares. Following any such conversion, a holder will no longer be entitled to the dividend or other rights associated with the Series A Preference Shares.

The Series A Preference Shares bear a risk of redemption by us.

We may voluntarily redeem some or all of the Series A Preference Shares for cash on or after November 15, 2024 at a redemption price per share equal to the sum of (1) the stated value per share of the Series A Preference Shares to be redeemed plus (2) an amount per share equal to accrued, but unpaid, dividends on such share of Series A Preference Shares (other than any such regular dividends included in such stated value) to, but excluding, the date of redemption. Any such redemption may occur at a time that is unfavorable to holders of the Series A Preference Shares. For further information regarding our ability to redeem the Series A Preference Shares, see “Description of Series A Preference Shares—Redemption and Repurchase—Redemption at the Option of the Company.”

The Series A Preference Shares have not been rated.

The Series A Preference Shares have not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series A Preference Shares.

Holders of the Series A Preference Shares have limited repurchase rights prior to November 15, 2024.

The Series A Preference Shares, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preference Shares may be required to bear the financial risks of an investment in the Series A Preference Shares for an extended period of time. Holders have a right to require us to repurchase the Series A Preference Shares on or after November 15, 2024, subject to our having sufficient funds legally available under the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”). See “Description of Series A Preference Shares—Redemption and Repurchase—Repurchase at

the Option of the Holder.” In addition, holders have the option to require us to repurchase any or all of their Series A Preference Shares upon the occurrence of a fundamental change. Upon such repurchase, we will pay or deliver, as applicable, at such holder’s election, either (i) cash in an amount equal to 101% of the stated value of such Series A Preference Shares, plus the accrued, but unpaid, dividends on such shares (other than any such regular dividends included in such stated value) to, but excluding, the repurchase date; or (ii) the amount of cash and/or other assets such holder would have received had such holder, immediately prior to such fundamental change, converted such Series A Preference Shares and, if applicable, been entitled to participate in such fundamental change as a holder of Common Shares. See “Description of Series A Preference Shares—Redemption and Repurchase—Repurchases at the Option of the Holder Upon a Fundamental Change.”

We may not be able to pay the repurchase price of the Series A Preference Shares in cash upon a fundamental change. We also could be prevented from paying dividends on the Series A Preference Shares.

As described above, in the event of a fundamental change, you will have the right to require us to repurchase all your Series A Preference Shares for cash. However, we may not have sufficient cash to repurchase your Series A Preference Shares upon a fundamental change or may be otherwise unable to pay the repurchase price in cash.

In the future, we may agree to restrictions on our ability to pay dividends. Even if the terms of the instruments governing our indebtedness allow us to pay dividends and to purchase the Series A Preference Shares in cash, we can only make such payments out of our surplus, as determined by our Board, or, if there is no surplus, out of our net profits for the fiscal year in which the payment occurs and/or for the preceding fiscal year, as determined by our Board, and such funds may not be available to pay dividends to you or to purchase your Series A Preference Shares. Dividends on the Series A Preference Shares will only be paid when, as and if declared by our Board. The Board may elect not to declare dividends on the Series A Preference Shares. In addition, to maintain our credit rating, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt.

Further, because a substantial amount of our operations are conducted through our subsidiaries, our ability to purchase the Series A Preference Shares for cash or to pay dividends on the Series A Preference Shares may be limited by restrictions on our ability to obtain funds for such purchase or dividends through dividends from our subsidiaries.

The conversion rate of the Series A Preference Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Preferred Shares or the Common Shares issuable upon conversion of the Series A Preference Shares.

The number of our Common Shares that holders are entitled to receive upon conversion of a share of Series A Preference Shares is subject to adjustment for certain events arising from subdivisions, consolidations or a reclassification of the Common Shares, dividends on our Common Shares, certain purchases of Common Shares by us or our subsidiaries and certain issuances of Common Shares or other securities convertible into or exchangeable for Common Shares. We will not adjust the conversion rate for other events, including the issuance of Common Shares pursuant to plans for reinvestment of dividends or interest, options or rights to purchase such shares pursuant to benefit plans or employee agreements, any option, warrant, right, or exercisable, exchangeable or convertible security issued as of October 5, 2016 or for a change in the par value of the Common Shares. There can be no assurance that an event that adversely affects the value of the Series A Preference Shares, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Shares, it may also adversely affect the market price of the Series A Preference Shares. In addition, we are not restricted from offering Common Shares in the future or engaging in other transactions that may dilute our Common Shares.

During a liquidation, our obligations to the holders of our Series A Preference Shares must be satisfied before any payments are made to the holders of our Common Shares.

If we are liquidated, the holders of our Series A Preference Shares, and any future preference shares we may issue, will be entitled to be paid in full before any payments are made to the holders of our Common Shares. As of October 29, 2016, our Series A Preference Shares had an aggregate liquidation preference of $627.2 million. Any funds used to pay the holders of our Series A Preference Shares must be paid before any amounts may be paid to the holders of our Common Shares.

U.S. investors may have to pay taxes if we make distributions on the Series A Preference Shares by increasing the stated value of the Series A Preference Shares, even if the investors do not receive any cash.

We may make distributions on the Series A Preference Shares in the form of increasing the stated value of the Series A Preference Shares rather than in cash. We expect such distributions generally to be taxable in the same manner as cash distributions. U.S. Holders (as defined in “Material Income Tax Considerations—U.S. Federal Income Tax Considerations”) will generally recognize dividend income upon the increase in the stated value of the Series A Preference Shares in years in which we have current or accumulated earnings and profits in an amount equal to the fair market value of such increased stated value of the Series A Preference Shares. In such a case, a U.S. Holder’s tax liability may exceed the cash such holder receives from the Series A Preference Shares. Thus, U.S. Holders of the Series A Preference Shares would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series A Preference Shares. See “Material Income Tax Considerations—U.S. Federal Income Tax Considerations—Increases of the Stated Value of the Series A Preference Shares” regarding the U.S. federal income tax consequences of distributions on the Series A Preference Shares.

U.S. investors may have to pay taxes if we adjust the conversion rate of the Series A Preference Shares in certain circumstances, even though investors would not receive any cash.

We may adjust the conversion rate of the Series A Preference Shares in certain circumstances, including, but not limited to, the payment of certain cash distributions with respect to the Common Shares. Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, U.S. Holders may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though holders might not exercise their conversion right. See “Material Income Tax Considerations—U.S. Federal Income Tax Considerations—Adjustment of Conversion Rate” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series A Preferred Shares.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table presents our historical ratio of earnings to fixed charges and preference dividends for the periods indicated.

26 Weeks Ended July 30,	Fiscal Year(1)
2016	2016	2015	2014	2013	2012
3.81x	3.98x	3.84x	6.06x	6.11x	5.60x

(1)	Our fiscal year ends on the Saturday nearest to January 31. Fiscal years 2016, 2015, 2014 and 2012 consisted of 52 weeks. Fiscal year 2013 consisted of 53 weeks.

For the purposes of calculating the ratio of combined fixed charges and preference dividends to earnings, “earnings” are defined as income before income taxes plus “fixed charges.” Fixed charges comprise interest expense, net, facility amendment fee amortization and an estimate of the interest within rental expense. For the historical periods presented, Signet had no capitalized interest or amortization of such interest. Interest within rental expense is estimated to be one-third of our rental expense.

USE OF PROCEEDS

All Series A Preference Shares and Common Shares offered by this prospectus are being registered for the accounts of the selling shareholders. We will not receive any of the proceeds from the sale of these securities.

DESCRIPTION OF COMMON SHARES

The following description of the Common Shares to be registered may not be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Signet Jewelers Limited Memorandum of Association (the “Memorandum of Association”) and the Signet Jewelers Limited Bye-laws (the “Bye-laws”). The description of the Memorandum of Association and Bye-laws contained herein is qualified in its entirety by reference to the full text of the documents, which are included as exhibits to the registration statement of which this prospectus is part and incorporated by reference herein.

General

We currently have 500,000,000 authorized Common Shares, par value $0.18 per share, of which 69,580,554 Common Shares were issued and outstanding as of October 28, 2016. As of October 28, 2016, (i) 805,402 Common Shares are reserved for issuance in connection with outstanding share options and share units of the Company, and (ii) 17,601,501 Common Shares are held by us in our treasury. All of the issued Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Dividend Rights

Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that a company is, or after the payment is made would be, unable to pay its liabilities as they become due, or the realizable value of such company’s assets would be less, as a result of the payment, than the aggregate of its liabilities. Holders of Common Shares are entitled to receive such dividends as lawfully may be declared from time to time by our Board.

Rights of Repurchase and Redemption

We, upon a resolution of our Board, may generally make purchases of our Common Shares without shareholder approval. Any Common Shares repurchased by us would either be cancelled or held as treasury shares in accordance with the Bermuda Companies Act. In addition, we may only repurchase Common Shares if there are reasonable grounds for believing that we can pay our liabilities as they become due at the time of repurchase and thereafter.

Voting Rights

In general, and except as provided below, a shareholder who is present in person or by proxy and entitled to vote at a shareholders’ meeting is entitled to one vote on a show of hands regardless of the number of Common Shares he or she holds. On a poll, each shareholder having the right to vote, including proxies for shareholders, is entitled to one vote for each Common Share held. Under the Bye-laws, subject to certain exceptions, including certain amendments to the Bye-laws and certain amalgamations (which require the affirmative votes of a majority of at least 75% of the outstanding Common Shares) and certain business combinations (which require the affirmative votes of a majority of at least 66 2/3% of the outstanding Common Shares), any resolutions at any general meeting are generally decided by a simple majority of the votes cast. No member is entitled to vote at a general meeting unless such member has paid all the calls on all Common Shares held by such member. Except as provided below under “—Amalgamations,” at any general meeting, two or more members present in person or by proxy at the commencement of the meeting constitute a quorum for the transaction of business. The Bye-laws provide that resolutions put to a vote at any general meeting will be decided on a show of hands, unless a poll is demanded in accordance with the Bye-laws.

Under the Bye-laws, proxies of shareholders are entitled to attend, demand or to join in demanding a poll, and vote at shareholders’ meetings.

Amendment of Bye-laws. Under the Bermuda Companies Act, a company’s bye-laws may be amended only by both a resolution passed by the Board and a resolution passed by the shareholders. Under the Bye-laws, an affirmative vote of not less than 75% of the directors then in office and of the holders of 75% of the total combined voting power of all issued shares of the company is required to amend certain of the Bye-laws.

Amalgamations. The Bermuda Companies Act permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda “exempted companies” and one or more foreign companies. Under Bermuda law, we are an “exempted company.”

The Bye-laws provide that we will not amalgamate with any other company unless the amalgamation agreement relating thereto has been approved by: (1) a resolution passed by members holding at least 75% of the total voting rights attaching to all the issued shares in the capital of the Company entitled to vote on such a resolution and the quorum for a meeting convened to pass such a resolution is two or more persons present representing in person or by proxy in excess of 50% of such voting rights entitled to vote on such resolution and present throughout the meeting; or (2) in the case of an amalgamation agreement approved by our Board prior to the commencement of the meeting, a resolution passed by simple majority of the votes cast by those members attending and voting at such meeting and the quorum for such a meeting is two or more persons present in person or by proxy.

Business Combinations. The Bye-laws provide that we are prohibited from engaging, under certain circumstances, in a “business combination” (as defined in the Bye-laws) with any “interested shareholder” (as defined in the Bye-laws) for three years following the date that the shareholder became an interested shareholder, unless the business combination is approved by the Board and authorized at a general meeting by the affirmative vote of at least 66 2/3% of the issued Common Shares that are not owned by the interested shareholder, subject to certain exceptions. A “business combination” is defined to include, among other things, a merger, amalgamation or consolidation involving us and the interested shareholder and a sale of 10 % or more of our assets. In general, an “interested shareholder” is defined as any entity or person beneficially owning 15% or more of our Common Shares and any entity or person affiliated with or associated with that entity or person.

Other Transactions. As a Bermuda company, we may enter into certain business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the Board but without obtaining prior approval from our shareholders.

Action by Written Consent. Under Bermuda law and subject to the Bye-laws, shareholders may take action by written consent; however, action by written consent under the Bye-laws requires the consent of all shareholders.

Classification of the Board

The Bye-laws provide that the number of directors will be determined by the Board subject to a maximum of 15. Currently, our Board consists of eleven persons. The Bye-laws do not provide for cumulative voting.

Liquidation Rights

The Bye-laws provide that in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary, holders of our Common Shares will be entitled to the surplus assets of the Company.

If we are to be wound up, the liquidator may, with the sanction of a resolution of the shareholders, divide amongst the shareholders in specie or in kind the whole or any part of our assets (whether they consist of property of the same kind or not) and may, for this purpose, set such value on these assets as the liquidator deems fair and may determine how such division shall be carried out as between shareholders or different classes of shareholders. However, no shareholder will be compelled to accept any shares or other securities or assets whereon there is any liability.

Pre-emption Rights

Under Bermuda law, unless otherwise provided in a company’s bye-laws, shareholders of a company are not entitled to pre-emptive rights. The Bye-laws do not provide for pre-emptive rights.

Preference Shares

Subject to the Bye-laws and Bermuda law, the Board has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Subject to certain limitations contained in the Bye-laws and any limitations prescribed by applicable law, the Board is authorized to issue preference shares in one or more series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption/repurchase (including sinking fund provisions), redemption/repurchase prices and liquidation preferences, and the number of shares constituting, and the designation of, any such series, without further vote or action by shareholders.

Share Class Rights

The Bye-laws provide that the rights attached to any class may be amended with the written consent of the holders of 75% of the issued shares of the class being affected or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.

Restrictions on Transfer

The Bye-laws provide that our Board may in its absolute discretion and without assigning any reason therefore refuse to register the transfer of a share which is not fully paid. The Board shall refuse to register a transfer unless all applicable consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the secretary of the Company shall, within three months after the date on which the transfer was lodged with us, send to the transferor and transferee notice of the refusal.

The Board may, in its absolute and unfettered discretion, decline to register the transfer of any shares if it believes that registration of such shares or transfer is required under the laws of any jurisdiction and such registration has not been effected, save that the Board may request and rely on an opinion of counsel to the transferor or transferee, in form and substance satisfactory to the Board, that no such registration is required.

See discussion below under the heading “Restrictions Applicable to Substantial Shareholders—Company Investigations into Interests in Shares.”

Restrictions Applicable to Substantial Shareholders

Business Combinations. See discussion above under the heading “—Voting Rights—Business Combinations.”

Amalgamations. See discussion above under the heading “—Voting Rights—Amalgamations.”

Company Investigations into Interests in Shares. The Bye-laws provide that we may, by notice in writing, require a person whom we know is, or have reasonable cause to believe to be, or to have been within the three preceding years, “interested” (as defined in the Bye-laws) in our issued share capital to: (1) confirm whether this is or is not the case; and (2) if this is the case, to give further information that we require relating to the person’s interest or any other interest in shares of the Company of which the person is aware.

When the notice is served by us on a person who is or was interested in shares of the Company and that person fails to give us any information required by the notice within 14 days following service thereof, that person may be subject to certain restrictions prohibiting, among other things:

a)	any transfer of the shares;

b)	the exercise of voting rights;

c)	the issue of further shares; and

d)	dividends and other payments (except on a winding-up of the Company).

Subject to exceptions in limited circumstances, our Board may refuse to register a transfer of shares which are subject to restriction (a) above. In respect of an interest in shares that is less than 0.25% in nominal value of the issued shares of their class, the restrictions extend only to prohibition on attending and voting at shareholders’ meetings.

Change of Control

The Bye-laws contain certain provisions that may impede or delay an unsolicited takeover of the Company under certain circumstances. For example, under the Bye-laws:

•	we are prohibited from engaging, under certain circumstances, in a business combination with any interested shareholder for three years following the date that the shareholder became an interested shareholder (see discussion above under the heading “—Voting Rights—Business Combinations”);

•	we are not permitted to amalgamate with any other company without certain approvals of the amalgamation agreement relating thereto (see discussion above under the heading “—Voting Rights—Amalgamations”);

•	the Board, without further shareholder action, is permitted by the Bye-laws to issue preference shares, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders;

•	the Board is authorized to expand its size and fill vacancies;

•	directors may only be removed by shareholders by the affirmative vote of a majority of at least 75% of the outstanding Common Shares or 75% of directors (other than the director in question); and

•	shareholder action by written consent requires the consent of all shareholders.

Bermuda Law

There are no limitations imposed by Bermuda law or the Bye-laws on the right of shareholders who are foreign owners and are not Bermuda residents to hold or to vote the Common Shares.

As an exempted company, we have been designated as non-resident of Bermuda for the purposes of the Exchange Control Act 1972 of Bermuda and, as a consequence, there are no Bermuda laws or regulations affecting our ability to remit dividends or other payments to holders of Common Shares who are non-resident of Bermuda.

There is no income or other tax of Bermuda imposed by withholding or otherwise on any dividend paid by us to U.S. holders of the Common Shares.

There is no reciprocal tax treaty between Bermuda and the U.S. regarding withholding taxes.

DESCRIPTION OF SERIES A PREFERENCE SHARES

The following is a summary of the material terms of the Series A Preference Shares as contained in the Certificate of Designation of Series A Convertible Preference Shares (the “Certificate of Designation”), which was filed with the SEC on November 3, 2016, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein. This prospectus registers the resale of up to 625,000 Series A Preference Shares by the selling shareholders identified in this prospectus. Prospective investors are urged to carefully read the Certificate of Designation in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Series A Preference Shares,” including under “—Definitions,” apply solely for purposes of this section.

General

We currently have 500,000,000 preference shares, par value $0.01 per share, of which 625,000 shares have been designated as “Series A Convertible Preference Shares” and were issued and outstanding as of October 5, 2016. This prospectus registers the resale of the Series A Preference Shares by the selling shareholders identified in this prospectus.

Ranking

The Series A Preference Shares rank, with respect to dividend rights and rights upon Liquidation (as defined below under “—Liquidation, Dissolution or Winding Up”), senior to each other class or series of our shares existing on October 5, 2016 or that we may issue in the future the terms of which do not expressly provide that such class or series ranks equally with, or senior to, the Series A Preference Shares, with respect to dividend rights and/or rights upon Liquidation, including, without limitation, our Common Shares, par value $0.18 per share (all such shares, including the Common Shares, being referred to hereinafter collectively as “Junior Shares”).

The Series A Preference Shares rank, with respect to dividend rights and rights upon Liquidation, equally with each other class or series of our shares that we may issue in the future the terms of which expressly provide that such class or series ranks equally with the Series A Preference Shares with respect to dividend rights and rights upon Liquidation (all such shares, including any additional series of preference shares issued after October 5, 2016 and fitting the foregoing description, being referred to hereinafter collectively as “Parity Shares”).

The Series A Preference Shares rank, with respect to dividend rights and rights upon Liquidation, junior to each other class or series of our shares that we may issue in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Preference Shares with respect to dividend rights and rights upon Liquidation (“Senior Shares”).

The Series A Preference Shares rank, with respect to dividend rights and rights upon Liquidation, junior to our existing and future Indebtedness.

Dividends

The holders of Series A Preference Shares will be entitled to receive, when, as and if declared by our Board, out of any funds legally available therefor, dividends per share of Series A Preference Shares of an amount equal to 5% per annum of the Stated Value of each share of such Series A Preference Shares in effect on the record date for the applicable dividend, before any dividends will be declared, set apart for or paid upon the Junior Shares (the “Regular Dividends”). We will not declare or pay any dividends or other distributions (whether paid in cash, in kind or in other property) on the Common Shares without the consent of the holders of a majority of the issued Series A Preference Shares (the “Majority Holders”), other than (i) regularly declared quarterly cash dividends paid on the issued Common Shares in any calendar quarter in an amount per share that is not more than the Common Dividend Threshold for such quarter and (ii) any dividends or other distributions on the Common Shares which are paid or distributed, at the same time as the same is paid or distributed on the Common Shares, on the Series A Preference Shares based on the number of Common Shares into which such Series A Preference Shares could be converted on the applicable Record Date for such dividends or other distributions. In addition, without the consent of the Majority Holders, we will not declare or pay any dividend or distribution that would require an adjustment to the Conversion Rate (as defined in “—Conversion—Conversion Rate and Conversion Price”) pursuant to clauses (a)(3)(A) or (a)(4) of the “—Anti-Dilution—Adjustments” section below where the denominator of the fraction set forth in such sections would be zero or negative.

Payment of Dividends

Subject to compliance with the provisions of Section 54 of the Bermuda Companies Act, Regular Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (unless any such day is not a Business Day, in which event such Regular Dividends will be payable on the next succeeding Business Day, without accrual of interest thereon to the actual payment date), commencing on February 15, 2017 (each such payment date being a “Regular Dividend Payment Date,” and the period from October 5, 2016, to the first Regular Dividend Payment Date and each such quarterly period thereafter being a “Regular Dividend Period”). The amount of Regular Dividends payable on the Series A Preference Shares for any period will be computed on the basis of a 360 day year consisting of twelve thirty-day months.

Accrual of Dividends

Regular Dividends began to accrue from October 5, 2016, and, if not declared and paid, will be cumulative. Any Regular Dividend or portion thereof that has accrued, but is unpaid, on any Regular Dividend Payment Date will (regardless of whether such Regular Dividend is declared) be added to the Stated Value from such Regular Dividend Payment Date until, but only until, such Regular Dividend or portion thereof is paid in full in cash. For the avoidance of doubt, Regular Dividends will accumulate whether or not in any Regular Dividend Period we have funds legally available for the payment of such Regular Dividends.

When and if declared, the Regular Dividends will, at our option, be paid in cash or by increasing the Stated Value of the Series A Preference Shares. No later than the Record Date for any Regular Dividend, we will send written notice to each holder of Series A Preference Shares stating (A) whether such Regular Dividend will be paid in cash or by increasing the Stated Value of the Series A Preference Shares and (B) if such Regular Dividend will be paid by increasing the Stated Value, the Stated Value of the Series A Preference Shares immediately before and immediately after the increase. If we fail to send such written notice on or before the Record Date for any Regular Dividend, then we will be deemed to have irrevocably elected to pay such Regular Dividend by increasing the Stated Value of the Series A Preference Shares.

Record Date

Each dividend on the Series A Preference Shares will be payable to the holders of record of Series A Preference Shares as they appear in our register of members at the Close of Business on the applicable Record Date in respect of such dividend, which, in the case of Regular Dividends, will be the February 1, May 1, August 1 and November 1, as applicable, immediately preceding the applicable Regular Dividend Payment Date.

Priority of Dividends

Except as otherwise provided in the Certificate of Designation, if at any time we pay less than the total amount of Regular Dividends then accrued, but unpaid, with respect to the Series A Preference Shares, such payment will be distributed pro rata among the holders based upon the Stated Value of all Series A Preference Shares held by each holder as of the Record Date for such payment. When Regular Dividends are not paid in full upon the Series A Preference Shares, all dividends declared on Series A Preference Shares and any other class or series of Parity Shares will be paid pro rata so that the amount of dividends declared on the Series A Preference Shares and each other class or series of Parity Shares will in all cases bear to each other the same ratio as accrued, but unpaid, Regular Dividends (for the full amount of dividends that would be payable for the most recently payable Regular Dividend Period if dividends were declared in full on non- cumulative Parity Shares) on the Series A Preference Shares and such other class or series of Parity Shares bear to each other.

From and after the time, if any, that we have failed to pay all accrued, but unpaid, Regular Dividends for all prior Regular Dividend Periods, no dividends will be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Shares, nor will any Junior Shares be redeemed, purchased or otherwise acquired for any consideration (nor will any moneys be paid to or made available for a sinking fund for the redemption or other purchase of any such Junior Shares) by us, directly or indirectly, until (i) all such Regular Dividends have been paid in full or (ii) all such Regular Dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof has been or is set aside for the benefit of the holders of the Series A Preference Shares, in each case without the consent of the Majority Holders; provided, however, that the foregoing limitation will not apply to:

(1) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Company or any of our Subsidiaries;

(2) an exchange, redemption, reclassification or conversion of any class or series of Junior Shares solely for any other class or series of Junior Shares;

(3) any dividend in the form of shares, warrants, options or other rights where the dividended shares or the shares issuable upon exercise of such warrants, options or other rights are the same shares as those on which the dividend is being paid or ranks equal or junior to such shares; or

(4) any dividend in connection with the implementation of a shareholder rights or similar plan.

Liquidation, Dissolution or Winding Up

Upon our voluntary or involuntary liquidation, dissolution or winding up (each, a “Liquidation”), after satisfaction of all liabilities and obligations to our creditors (and subject to the rights of any class or series of Senior Shares) and before any distribution or payment will be made to holders of any Junior Shares, each holder of Series A Preference Shares will be entitled to receive, out of our assets or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series A Preference Shares equal to the greater of:

(1) the Stated Value per share, plus an amount equal to (A) any Regular Dividends accrued, but unpaid, thereon (other than any such Regular Dividends included in such Stated Value), plus (B) the amount per Series A Preference Share of any other dividends that have been declared thereon but have not been paid, in each case, through the date of Liquidation; and

(2) the amount per Series A Preference Share such holder would have received had such holder, immediately prior to such Liquidation, converted such holder’s Series A Preference Shares into Common Shares at the then-applicable Conversion Price, plus an amount per Series A Preference Share equal to all dividends (other than Regular Dividends), if any, that have been declared thereon, but have not been paid, through the date of Liquidation;

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series A Preference Shares, as such, will not be entitled to any other amounts from us after they have received the Liquidation Preference and will have no right or claim to any of our remaining assets.

If, in connection with any distribution in a liquidation, our assets or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A Preference Shares and the corresponding amounts payable on the Parity Shares, then such assets, or the proceeds thereof, will be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

For purposes of this “—Liquidation, Dissolution or Winding Up” section, our merger, amalgamation or consolidation with or into any other company or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of our assets, will not constitute a Liquidation.

Voting Rights

General

Except as otherwise required by law, the holders of the Series A Preference Shares will be entitled to (i) a number of votes equal to the largest number of whole Common Shares into which all Series A Preference Shares held of record by such holders could then be converted at the Record Date for the determination of shareholders entitled to vote or consent on the applicable matter or, if no such Record Date is established, at the date such vote or consent is taken or any written consent of shareholders is first executed, (ii) except as otherwise provided herein and subject to the requirements of applicable law, vote as a single class with the holders of Common Shares on all matters submitted for a vote of or consent by holders of Common Shares (subject to the Shareholders’ Agreement with respect to the election of directors), (iii) notice of all shareholders’ meetings (or of any proposed action by written consent) in accordance with our Memorandum of Association and Bye-Laws as if the holders of Series A Preference Shares were holders of Common Shares and (iv) so long as the Majority Approved Holders have the right to designate a director for nomination pursuant to the Shareholders’ Agreement, vote as a class on the election of such director.

For so long as the Majority Approved Holders have the right to designate for nomination one director pursuant to the Shareholders’ Agreement, the Majority Holders will have the right to elect and appoint one member of the Board at any meeting of our shareholders at which directors are to be elected or appointed, except such meetings for the purpose of filling vacancies or newly created directorships (other than for the purpose of filling a vacancy or newly created directorship to be filled by the person to be elected by the Majority Holders), voting as a separate class or by execution of a written consent in lieu of such vote.

In the event of the death, disability, resignation or removal of a director elected or appointed by the Majority Holders, the Majority Holders may, to the extent the Majority Approved Holders have the right to designate for nomination a director pursuant to the Shareholders’ Agreement, elect or appoint a replacement director to fill the resulting vacancy; provided that if a director elected by the Majority Holders is removed for cause, the replacement director will not be the same person who was removed. Other than for cause, a director elected or appointed by the Majority Holders may not be removed by the Board or our shareholders without the prior written consent of the Majority Holders. For purposes of this “—Voting Rights” section, “cause” means (i) a conviction for a criminal offense involving dishonesty or (ii) engaging in conduct which brings the applicable director or us into disrepute and which results in material financial detriment to us.

Adverse Changes

We will not and will not permit any direct or indirect Subsidiary to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose of the Majority Holders, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including as a result of a merger, amalgamation, consolidation, or other similar or extraordinary transaction) of any provisions of the Memorandum of Association or Bye-Laws that adversely amends, modifies or affects the rights, preferences, privileges or voting powers of the Series A Preference Shares; or

(2) Any authorization, creation, issuance or reclassification of securities (or securities that are convertible into or exercisable for such securities) (i) that would be Parity Shares or Senior Shares or (ii) of any of our Subsidiaries (other than shares issued to us or another wholly owned Subsidiary).

Conversion

Mandatory Conversion

At any time after October 5, 2018, if the VWAP per share of the Common Shares is greater than 175% of the Conversion Price for at least 20 consecutive Trading Days ending on the date that we send the Notice of

Mandatory Conversion, we may elect to convert (a “Mandatory Conversion”) any or all of the issued Series A Preference Shares into Common Shares (the date selected by us for any Mandatory Conversion, the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each Series A Preference Share then issued will be converted into (i) the number of Common Shares equal to the quotient of (A) the sum (without duplication) of the Stated Value per Series A Preference Share and the accrued but unpaid Regular Dividends with respect to such Series A Preference Share, each as of the Mandatory Conversion Date, divided by (B) the Conversion Price of such Series A Preference Share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares; provided, however, that if the Mandatory Conversion Date occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on the Series A Preference Shares notwithstanding the Mandatory Conversion and (y) the amount of such Regular Dividend will not be included in the sum in clause (A) above; provided, further, that we will in no event fix a Mandatory Conversion Date that is on or after the Record Date for a Regular Dividend and on or before the immediately following Regular Dividend Payment Date unless we have declared and set aside the full amount of Regular Dividends due on such Regular Dividend Payment Date. Notwithstanding anything to the contrary in the Certificate of Designation, we will not have the right to effect a Mandatory Conversion unless a Registration Statement that covers the resale of all then-outstanding Registrable Securities is, at all times during the period that begins on the date that we send the Notice of Mandatory Conversion and ends on the Mandatory Conversion Date, effective under the Securities Act and the holders of the Series A Preference Shares or the Common Shares issued upon conversion thereof are not prohibited under any agreement or policy of ours applicable to such holders from selling the Series A Preference Shares, or the Common Shares issued or issuable upon conversion thereof, pursuant to such Registration Statement (whether pursuant to any “blackout period” or otherwise).

Notice of Mandatory Conversion

If we elect to effect a Mandatory Conversion, we will provide written notice of the Mandatory Conversion to each holder of Series A Preference Shares (such notice, a “Notice of Mandatory Conversion”). The Mandatory Conversion Date selected by us will be no less than 30, nor more than 60, days after the date on which we provide the Notice of Mandatory Conversion to each such holder. The Notice of Mandatory Conversion will state, as appropriate: (i) the Mandatory Conversion Date selected by us; and (ii) the Conversion Rate as in effect on the Mandatory Conversion Date, the number of Common Shares to be issued (and the amount of cash in lieu of fractional shares, if any, to be paid) to such holder upon conversion of each Series A Preference Share held by such holder and, if applicable, the amount of Regular Dividends or other dividends, if any, to be paid to such holder on the next Regular Dividend Payment Date or other payment date, as applicable.

Conversion at Option of Holder

At any time, each holder of Series A Preference Shares will have the right, at such holder’s option, subject to the conversion procedures set forth in the Certificate of Designation, to convert any or all of such holder’s Series A Preference Shares, and the Series A Preference Shares to be converted will be converted into (i) a number of Common Shares equal to the quotient of (A) the sum (without duplication) of the Stated Value and the accrued and unpaid Regular Dividends with respect to such Series A Preference Shares, each as of the applicable Conversion Date, divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares; provided, however, that if such Conversion Date for the conversion of any Series A Preference Share occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on such Series A Preference Share notwithstanding such conversion and (y) the amount of such Regular Dividend will not be included in the sum in clause (A) above.

Conversion Rate and Conversion Price

When the Series A Preference Shares were issued on October 5, 2016, the “Conversion Rate” meant, 10 Common Shares per $1,000 Stated Value of the Series A Preference Shares, subject to adjustment as provided in the Certificate of Designation. The “Conversion Price” means, as of any time, for each Series A Preference Share, a dollar amount equal to $1,000 divided by the Conversion Rate in effect as of such time. The Conversion Rate has been adjusted such that, as of the date hereof, the Conversion Rate equals approximately 10.6529 Common Shares per $1,000 Stated Value of the Series A Preference Shares, subject to adjustment as provided in the Certificate of Designation, and the Conversion Price is $93.8712.

Effect of Conversion

Except to the extent set forth in “—Mandatory Conversion” and “—Conversion at Option of Holder,” effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A Preference Shares, dividends (including Regular Dividends) will no longer accrue or be declared on any such Series A Preference Shares and such Series A Preference Shares will cease to be outstanding.

Record Holder of Underlying Securities as of Conversion Date

The Person or Persons entitled to receive the Common Shares issuable upon conversion of Series A Preference Shares will be treated for all purposes as the record holder(s) of such Common Shares as of the Close of Business on the Conversion Date for such conversion. As promptly as practicable on or after the Conversion Date (and in no event later than three Trading Days thereafter), we will issue the number of whole Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such Common Shares will be issued, at the option of the applicable holder, in certificated or uncertificated form. Any such certificate or certificates, if applicable, will be delivered by us to the appropriate holder(s) by mailing certificates evidencing the Common Shares to such holder(s) at their respective addresses as set forth in the applicable conversion notice. Any such uncertificated Common Shares, if applicable, will be registered in the name and delivered to the DTC or other applicable account directed by the applicable holder. In the event that a holder does not by written notice designate the name in which Common Shares and, to the extent applicable, cash to be delivered upon conversion of Series A Preference Shares should be registered or paid, or the manner in which such Common Shares and, if applicable, cash should be delivered, we will be entitled to register and deliver such Common Shares and, if applicable, cash in the name of the holder and in the manner shown in our register of members.

Status of Converted or Acquired Shares

Without limiting the right of holders to receive any dividend on a payment date for such dividend as set forth under “—Mandatory Conversion” or “—Conversion at Option of Holder,” (A) Series A Preference Shares duly converted in accordance with the Certificate of Designation, or otherwise acquired by us in any manner whatsoever, will be canceled upon the acquisition thereof; and (B) all such shares will upon their cancelation become authorized but unissued preference shares, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Memorandum of Association and Bye-Laws.

Reservation of Shares

We will at all times when the Series A Preference Shares are issued reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preference Shares, such number of our authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all issued Series A Preference Shares. Prior to the delivery of any securities which we will be obligated to deliver upon conversion of the Series A Preference Shares, we will comply with all applicable laws and regulations which require action to be taken by us. Each Common Share, when issued upon conversion of any Series A Preference Share, will be duly authorized, validly issued, fully paid and non-assessable and will be listed on each stock exchange, if any, on which the Common Shares are then listed.

Anti-Dilution

Adjustments

Subject to the section “—When No Adjustment Required” below, the Conversion Rate will be subject to adjustment under the following circumstances:

(1) If a subdivision or consolidation of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares occurs, then the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the effective date of such subdivision, consolidation or reclassification;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such effective date;

OS0 = the number of Common Shares issued immediately prior to the Open of Business on such effective date; and

OS1 = the number of Common Shares that would be issued immediately after, and solely as a result of, such subdivision, consolidation or reclassification.

Any adjustment made pursuant to this clause (1) will be effective immediately after the Open of Business on such effective date. If any such event is declared but does not occur, the Conversion Rate will be readjusted, effective as of the date we announce that such event will not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2) If we make a distribution, on all or substantially all Common Shares, of any rights, options or warrants entitling the holders thereof, for a period of not more than 60 calendar days after the Record Date of such distribution, to subscribe for or purchase Common Shares at a price per share that is less than the average of Closing Price per Common Share for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such distribution;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date for such distribution;

OS = the number of Common Shares outstanding immediately prior to the Open of Business on such Record Date;

X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y = a number of Common Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Prices per Common Share for the ten 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of Common Shares actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had such distribution not been announced.

In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase Common Shares at a price per share that is less than the average of the Closing Prices per Common Share for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board.

(3) (A) If we make a distribution, on all or substantially all Common Shares, of any Capital Shares, evidences of indebtedness or other assets or property of the Company, or any rights, options or warrants to acquire Capital Shares of the Company or other securities (excluding (x) any dividend or distribution for which an adjustment to the Conversion Rate is required pursuant to clause (1), (2), (3)(B) or (4) of this “—Adjustments” section (y) rights issued or otherwise distributed pursuant to a shareholder rights plan, except to the extent provided in “—Adjustment for Reorganization Events—Shareholder Rights Plans,” or (z) a distribution solely pursuant to a Reorganization Event, as to which the provisions set forth under “—Adjustment for Reorganization Events—Reorganization Events” will apply), then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such distribution;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date;

SP = the average of the Closing Prices per Common Share for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board), as of such Ex-Dividend Date, of the Capital Shares, evidences of indebtedness, assets, property, rights, options or warrants distributed per Common Share pursuant to such distribution.

Any adjustment made pursuant to this clause (3)(A) shall be effective immediately after the Open of Business on such Record Date. To the extent such distribution is declared but not paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Rate shall be readjusted, effective as of the date we announce that such distribution shall not be paid or made or the date such rights, options or warrants expire or are redeemed or terminated, as applicable, to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.

(B) If we make a dividend or distribution, on all or substantially all Common Shares, of any capital shares of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company, and such capital shares or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such dividend or distribution;

CR1 = the Conversion Rate in effect immediately after to the Open of Business on such Record Date;

FMV = the product of (x) the average of the Closing Prices per share or unit of the capital shares or equity interests distributed in such Spin-Off over the 10 consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such dividend or distribution (such average to be determined as if references to Common Shares in the definitions of Closing Price and Trading Day were instead references such capital shares or equity interests); and (y) the number of shares or units of such capital shares or equity interests distributed per Common Share in such Spin-Off; and

SP = the average of the Closing Prices per Common Share over the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this clause (3)(B) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Record Date for the Spin-Off, with retroactive effect. If any Series A Preference Share is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in the Certificate of Designation, we will, if necessary, delay the settlement of such conversion until the third Business Day after the last day of the Spin-Off Valuation Period.

(4) If any cash dividend or other distribution is made on all or substantially all Common Shares, then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Open of Business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the Open of Business on such Record Date;

SP = the Closing Price per Common Share on the Trading Day immediately before the Ex-Dividend Date for such dividend or distribution; and

D = the cash amount distributed per Common Share in such dividend or distribution.

Any adjustment made pursuant to this clause (4) shall be effective immediately after the Open of Business on such Record Date. If any such dividend or distribution is declared but is not paid, the Conversion Rate shall be readjusted, effective as of the date the Company announces that such dividend or distribution shall not be paid, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or one or more of our Subsidiaries purchases any Common Shares, where the cash and value (determined in good faith by the Board as of the date as of which the agreement to make such purchase is made (the “Common Share Repurchase Date”)) of any other consideration included in the payment per Common Share purchased exceeds the Closing Price per Common Share on the Common Share Repurchase Date (or, if such date is not a Trading Day, the immediately preceding Trading Day), other than any such purchase made in an “open market” transaction at the then-prevailing price or through an “accelerated share repurchase” on customary terms, then the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Common Share Repurchase Date;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Common Share Repurchase Date;

AC = the fair market value (as determined in good faith by the Board), as of the Common Share Repurchase Date, of the aggregate value of all cash and any other consideration paid or payable for such Common Shares in such purchase (“Purchased Shares”);

OS1 = the number of Common Shares issued as of the Common Share Repurchase Date, excluding any Purchased Shares;

OS0 = the number of Common Shares issued as of the Common Share Repurchase Date, including any Purchased Shares; and

SP = the Closing Price per Common Share on the Common Share Repurchase Date (or, if such date is not a Trading Day, the immediately preceding Trading Day);

provided, however, that if the application of such adjustment with respect to such purchase would result in a decrease to the Conversion Rate, then no such adjustment will be made for such purchase. The adjustment will become effective immediately after the Close of Business on the Common Share Repurchase Date. Notwithstanding anything to the contrary in this clause (3), we will not, and will not permit any of our Subsidiaries to, purchase any Common Shares if such purchase would require an adjustment to the Conversion Rate pursuant to this clause (3) that would require shareholder approval pursuant to the listing standards of the NYSE, unless we have first obtained such shareholder approval.

In the event that we or any of our Subsidiaries become obligated to purchase Common Shares in a transaction that resulted in an adjustment to the Conversion Rate pursuant to this clause (3) but is permanently prevented by applicable law from effecting such purchase, or such purchase is rescinded, then the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such adjustment had not been made.

(6) If we, at any time or from time to time while any of the Series A Preference Shares are issued, issue Common Shares or any other security convertible into or exercisable or exchangeable for Common Shares (such Common Shares or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Shares issued upon conversion of the Series A Preference Shares and (iii) rights, options, warrants or other distributions to which the holders of Series A Preference Shares are entitled to participate), the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

AC = the fair value (which, if other than cash, will be determined in good faith by the Board as of the time of the issuance of such Equity-Linked Securities) of the aggregate consideration paid or payable for such Equity-Linked Securities (which, in the case of Equity-Linked Securities that are convertible into or exercisable or exchangeable for Common Shares, will be the fair value (determined as aforesaid) of the aggregate consideration paid or payable for such Equity-Linked Securities plus the fair value (determined as aforesaid) of the aggregate consideration payable to fully convert, exercise or exchange such Equity-Linked Securities);

OS0 = the number of Common Shares issued immediately before such issuance of Equity-Linked Securities;

OS1 = the number of Common Shares issued immediately after the issuance of Equity-Linked Securities and giving effect to any Common Shares issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

SP = the Closing Price per Common Share on the date of issuance of such Equity-Linked Securities;

provided, however, that if the application of such adjustment with respect to such issuance would result in a decrease to the Conversion Rate, then no such adjustment will be made for such issuance. The adjustment will become effective immediately after such issuance. Notwithstanding anything to the contrary in this clause (4), we will not issue any Equity-Linked Securities if such issuance would require an adjustment to the Conversion Rate pursuant to this clause (4) that would require shareholder approval pursuant to the listing standards of the NYSE, unless we have first obtained such shareholder approval.

Notwithstanding anything to the contrary in this “—Adjustments” section, in no event will the Conversion Rate be adjusted to an amount that is less than zero.

Calculation of Adjustments

All adjustments to the Conversion Rate will be calculated by us to the nearest 1/10,000th of one Common Share (with 5/100,000ths rounded upward). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; and provided, further, that all adjustments deferred and not given effect will be made on each Conversion Date such that all such adjustments are given effect in calculating the number of Common Shares and amount of cash, if any, due upon the related conversion.

When No Adjustment Required

Except as otherwise provided in the Certificate of Designation, the Conversion Rate will not be adjusted (A) for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing or (B) for the repurchase of Common Shares.

Except as provided in clause (a)(3)(A) of “—Adjustments” above and “—Adjustment for Reorganization Events—Shareholder Rights Plans” below, no adjustment of the Conversion Rate will be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

Notwithstanding the foregoing, no adjustment to the Conversion Rate will be made:

(A) upon the issuance of any Common Shares pursuant to any present or future plan, approved by the Board, providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Common Shares under any plan, approved by the Board, in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not we bear the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by us or any of our Subsidiaries or of any employee agreements or arrangements or programs, in each case approved by the Board;

(C) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security issued as of October 5, 2016; or

(D) for a change in the par value of the Common Shares.

Notwithstanding any other provision in the Certificate of Designation, the Conversion Rate will not be adjusted on account of a transaction or other event otherwise requiring an adjustment pursuant to clause (2), (3) or (4) set forth above under “—Adjustments” if each holder of Series A Preference Shares participates in such transaction or event on an as-converted basis without having to convert any of such holder’s Series A Preference Shares.

Successive Adjustments

For the avoidance of doubt, after an adjustment to the Conversion Rate, any subsequent event requiring an adjustment will cause an adjustment to such Conversion Rate as so adjusted.

Other Adjustments

Subject to the applicable listing standards of the NYSE, we may, but will not be required to, make such increases in the Conversion Rate, in addition to those required by this “—Anti-Dilution” section, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of Common Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

Notice of Adjustments

Whenever the Conversion Rate is adjusted, we will as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if we are not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date we make an adjustment pursuant to the “—Other Adjustments” section above:

(1) compute the adjusted applicable Conversion Rate and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the holders of the Series A Preference Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

Fractional Shares

No fractional Common Shares will be delivered to the holders of Series A Preference Shares upon conversion. In lieu of fractional Common Shares otherwise issuable, holders of Series A Preference Shares will be entitled to receive an amount in cash equal to the fraction of a Common Share, multiplied by the Closing Price of the Common Shares on the applicable Conversion Date. In order to determine whether the number of Common Shares to be delivered to a holder of Series A Preference Shares upon the conversion of such holder’s Series A Preference Shares will include a fractional share (in lieu of which cash would be paid hereunder), such determination will be based on the aggregate number of Series A Preference Shares of such holder that are being converted with the same Conversion Date.

Adjustment for Reorganization Events

Reorganization Events

If there occurs:

(1) any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which the Common Shares (but not the Series A Preference Shares) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all of our property and assets, in each case pursuant to which the Common Shares (but not the Series A Preference Shares) are converted into cash, securities or other property; or

(3) any statutory exchange of our securities with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Common Shares (but not the Series A Preference Shares) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one Common Share would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the holders of Series A Preference Shares and subject to the provisions of the “—Exchange Property Election” section below, (x) the consideration due upon conversion of the Series A Preference Shares, and the adjustments to the Conversion Rate, will be determined in the same manner as if each reference to any number of Common Shares in the Certificate of Designation were instead a reference to the same number of Exchange Property Units; (y) for purposes of the definition of “Fundamental Change,” the term “Common Shares” will be deemed to mean the common equity, if any, forming part of such Exchange Property; and (z) the VWAP or Closing Price of any Exchange Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Exchange Property Unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof). If such Reorganization Event provides for different treatment of Common Shares held by our Affiliates and non-Affiliates or by the Person with which we amalgamated or consolidated or into which we merged or which merged into us or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Common Shares that are not Constituent Persons or our Affiliates or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of ours or a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by us in good faith, of the types and amounts of consideration received by the holders of Common Shares.

Exchange of Property Election

In the event that the holders of the Common Shares have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the holders of Series A Preference Shares will be entitled to receive will be determined by the Majority Holders on or before the earlier of (i) the deadline for elections by holders of Common Shares and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

Successive Reorganization Events

The provisions described above will similarly apply to successive Reorganization Events.

Reorganization Event Notice

We will, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preference Shares of such occurrence of such event and of the kind and amount of cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit. Failure to deliver such notice will not affect the operation of this “—Adjustment for Reorganization Events” section.

Limitation on Reorganization Events

We will not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preference Shares into the Exchange Property in a manner that is consistent with and gives effect to this “—Adjustment for Reorganization Events” section and (ii) to the extent that we are not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision is made in the agreements governing such Reorganization Event for the conversion of the Series A Preference Shares into Exchange Property and, in the case of a Reorganization Event specified in clause (2) under the first paragraph of this “—Adjustment for Reorganization Events” section, an exchange of Series A Preference Shares for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly as equal as possible to those provided in the Certificate of Designation.

Shareholder Rights Plans

If we distribute any rights pursuant to any shareholder rights plan on or after October 5, 2016, then such distribution will not require an adjustment to the Conversion Rate except to the extent provided in the immediately following sentence. If any Common Shares are issued upon conversion of any Series A Preference Share and, at the time of such conversion, we have in effect any shareholder rights plan, then the holder of such Series A Preference Share will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under the Certificate of Designation upon such conversion, the rights set forth in such shareholder rights plan, unless such rights have separated from the Common Shares at such time, in which case such separation will require, at the time of such separation, an adjustment to the Conversion Rate pursuant to clause (a)(3)(A) of the “—Adjustments” section above as if, at the time of such separation, we had made a distribution of the type referred to therein on all of our outstanding Common Shares (subject, for the avoidance of doubt, to readjustment in accordance with the last sentence of clause (a)(3)(A) of the “—Adjustments” section above, if applicable).

Redemption and Repurchase

Redemption at the Option of the Company

Subject to compliance with Section 42 of the Bermuda Companies Act, the Series A Preference Shares may be redeemed, in whole or in part, on any date on or after November 15, 2024, at our option, upon giving notice of redemption, at a cash redemption price per share of Series A Preference Shares equal to the sum of (1) the Stated Value per share of the Series A Preference Shares to be redeemed plus (2) an amount per share equal to accrued, but unpaid, Regular Dividends on such share of Series A Preference Shares (other than any such Regular Dividends included in such Stated Value) to, but excluding, the date of redemption; provided, however, that if the redemption date occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on the Series A Preference Shares notwithstanding such redemption; and (y) the amount of such Regular Dividend will not be included in the sum in clause (1) or (2) above; provided, further, that we will in no event fix a redemption date that is on or after the Record Date for a Regular Dividend and on or before the immediately following Regular Dividend Payment Date unless we will have declared and set aside the full amount of Regular Dividends due on such Regular Dividend Payment Date. Notwithstanding anything to the contrary in the Certificate of Designation, we will not have the right to redeem any Series A Preference Shares unless a Registration Statement that covers the resale of all then-outstanding Registrable Securities is, at all times during the period that begins on the date the notice of such redemption is sent and ends on the applicable redemption date, effective under the Securities Act and the holders of the Series A Preference Shares or the Common Shares issued upon conversion thereof are not prohibited under any agreement or policy of ours applicable to such holders from selling the Series A Preference Shares, or the Common Shares issued or issuable upon conversion thereof, pursuant to such Registration Statement (whether pursuant to any “blackout period” or otherwise).

Notice of Redemption

Notice of each redemption of Series A Preference Shares will be given pursuant the Certificate of Designation. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preference Shares designated for redemption will not affect the validity of the proceedings for the redemption of any other Series A Preference Shares. Each notice of redemption given to a holder will state: (1) the redemption date; (2) the number of Series A Preference Shares to be redeemed and, if less than all the Series A Preference Shares held by such holder are to be redeemed, the number of such Series A Preference Shares to be redeemed from such holder and (3) the redemption price. For the avoidance of doubt, holders of Series A Preference Shares will have the right to convert all or a portion of the Series A Preference Shares at any time prior to the date fixed for redemption, and any Common Shares resulting from such conversion will not be redeemed.

Effectiveness of Redemption

If notice of redemption has been duly given and if, on or before the redemption date specified in the notice, all funds necessary for the redemption of all Series A Preference Shares called for redemption (together, if such redemption date occurs on or after the Record Date for a Regular Dividend, or a Record Date for any other dividend, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividends, as applicable, with the full amount of Regular Dividends or such other dividends, as applicable, payable or deliverable on such Regular Dividend Payment Date or other payment date as applicable) have been deposited by us, in trust for the pro rata benefit of the holders of such Series A Preference Shares, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then on and after such redemption date, Regular Dividends will (except as stated in the Certificate of Designation) cease to accrue on all such Series A Preference Shares, all such Series A Preference Shares will, unless previously converted, be redeemed, and (except as stated in the Certificate of Designation) all rights with respect to such Series A

Preference Shares (including voting and consent rights) shall forthwith on such redemption date cease and terminate, except that the right of the holders to receive the amount payable on such redemption (together with any such Regular Dividends or other dividends payable pursuant to the Certificate of Designation) from such bank or trust company, without interest will survive such cessation and termination. Any funds unclaimed at the end of five years from such redemption date will, to the extent permitted by law, be released to us, after which time the holders of such Series A Preference Shares will look only to us for payment of the redemption price of such Series A Preference Shares (or such Regular Dividends or other dividends).

Repurchase at the Option of the Holder

Subject to compliance with Section 42A of the Bermuda Companies Act, at any time on or after November 15, 2024, a holder of Series A Preference Shares may irrevocably elect to require us to repurchase any or all of such holder’s Series A Preference Shares in accordance with the next succeeding sentence by giving irrevocable, written notice to us at a repurchase price per share, payable in cash, equal to the sum (without duplication) of (1) the Stated Value per share of the Series A Preference Shares plus (2) an amount per share equal to accrued, but unpaid, Regular Dividends to, but excluding, the date of repurchase. Such notice will state the number of Series A Preference Shares to be repurchased and the date of repurchase, which must be a Business Day and will be at least 30 but no more than 60 calendar days following the delivery of such notice. Any notice mailed will be conclusively presumed to have been duly given, whether or not we receive such notice.

Repurchase at the Option of the Holder Upon a Fundamental Change

Upon the occurrence of a Fundamental Change, each holder of Series A Preference Shares will have the right to require us to repurchase, subject to compliance with Section 42A of the Bermuda Companies Act, by irrevocable, written notice to us, any or all of such holder’s Series A Preference Shares. Upon such repurchase, we will pay or deliver, as applicable, at such holder’s election, either (i) cash in an amount equal to 101% of the Stated Value of such Series A Preference Shares plus the accrued, but unpaid, Regular Dividends on such shares (other than any such Regular Dividends included in such Stated Value) to, but excluding, the Repurchase Date; or (ii) the amount of cash and/or other assets such holder would have received had such holder, immediately prior to such Fundamental Change, converted such Series A Preference Shares and, if applicable, been entitled to participate in such Fundamental Change as a holder of Common Shares; provided, however, that if the Repurchase Date occurs on or after the Record Date for a Regular Dividend that has been declared on the Series A Preference Shares, or for any other dividends that have been declared on the Series A Preference Shares, and on or before the immediately following Regular Dividend Payment Date or the payment date for such other dividend, as applicable, then (x) on such Regular Dividend Payment Date or other payment date, as applicable, such Regular Dividend or other dividend, as applicable, will be paid on the Series A Preference Shares notwithstanding any repurchase of Series A Preference Shares; and (y) the amount of such Regular Dividend will not be included in the sum in clause (i) above; provided, further, that we will in no event fix a Repurchase Date that is on or after the Record Date for a Regular Dividend and on or before the immediately following Regular Dividend Payment Date unless we will have declared and set aside the full amount of Regular Dividends due on such Regular Dividend Payment Date.

No later than the effective date of the occurrence of a Fundamental Change, we will send notice to the holders of record of Series A Preference Shares stating (1) that a Fundamental Change has occurred, (2) that all Series A Preference Shares tendered in accordance with the Certificate of Designation will be repurchased on the repurchase date (the “Repurchase Date”), which will be specified in such notice and must be a Business Day of our choosing that is no earlier than 30, nor later than 60 calendar days after the date such notice is sent and (3) the procedures that holders of the Series A Preference Shares must follow in order for their Series A Preference Shares to be repurchased. Any notice mailed will be conclusively presumed to have been duly given, whether or not the holder receives such notice. To tender any Series A Preference Shares for repurchase, the holder of such Series A Preference Shares must tender such shares to us no later than the Close of Business on the second (2nd) Business Day immediately preceding the Repurchase Date.

Definitions

As used with respect to the Series A Preference Shares in this section:

“Affiliate” has the meaning given to it in Rule 144(a) under the Securities Act.

“Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Board” means the board of directors of the Company.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Akron, Ohio, generally are authorized or obligated by law, regulation or executive order to close.

“Capital Shares” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by the us.

“Close of Business” means 5:00 p.m., New York City time, on any Business Day.

“Closing Price” of the Common Shares for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Shares on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are then listed. If the Common Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Closing Price will be the last quoted bid price per Common Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted on such Trading Day, then the Closing Price will be the average of the mid-point of the last bid price and the last ask price per Common Share on such Trading Day from a nationally recognized independent investment banking firm selected by us and the Majority Holders.

“Common Dividend Threshold” means, with respect to any calendar quarter, 130% of the arithmetic average of the regular, quarterly cash dividends per Common Share, if any, declared by us during the preceding four (4) calendar quarters. For the avoidance of doubt, if we do not declare any regular, quarterly cash dividend in any calendar quarter, then, for purposes of calculating such average, an amount equal to zero will be used for such calendar quarter.

“Common Shares” means the Company’s common shares, par value $0.18 per share.

“Company” means Signet Jewelers Limited

“Conversion Agent” means the Person acting as conversion agent for the Series A Preference Shares.

“Conversion Date” means the date on which a holder complies with the conversion procedures set forth in the Certificate of Designation.

“DTC” means the Depository Trust Company.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excluded Issuance” means any issuances of (i) Capital Shares or options to purchase Capital Shares to employees, directors, managers, officers or consultants of or to the Company or any of our Subsidiaries pursuant to a share option or incentive compensation or similar plan outstanding as of October 5, 2016 or, subsequent to October 5, 2016, approved by the Board or a duly authorized committee of the Board, (ii) securities pursuant to any bona fide merger, amalgamation, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by us, whereby our securities comprise, in whole or in part, the consideration paid in such transaction, (iii) Common Shares issued at a price equal to or greater than the Closing Price per Common Share on the Trading Day immediately preceding the earlier of (a) the date on which the applicable sale or issuance is publicly announced and (b) the date on which the price for such sale or issuance is agreed or fixed, and (iv) securities convertible into, exercisable or exchangeable for Common Shares issued with an exercise or conversion price equal to or greater than the Closing Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance of such securities is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“Fundamental Change” means the occurrence of any of the following on or after October 5, 2016:

(1) any Person (other than an Affiliate of the Initial Shareholders (as defined in the Shareholders’ Agreement) or any of such Affiliate’s Affiliates) will Beneficially Own, directly or indirectly, through a purchase, merger, amalgamation or other acquisition transaction or series of transactions, shares of the Company’s Capital Shares entitling such Person to exercise a majority of the total voting power of all classes of our Voting Shares, other than an acquisition by the Company, any of our wholly owned Subsidiaries or any of our employee benefit plans (for purposes of this clause (1), “Person” will include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act);

(2) the Company (i) amalgamates, merges or consolidates with or into any other Person, another Person amalgamates or merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger, amalgamation, consolidation or sale:

(I) which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of issued Common Shares solely into common shares of the surviving entity; or

(II) pursuant to which the Persons that directly or indirectly Beneficially Owned all classes of our common equity immediately before such transaction directly or indirectly Beneficially Own, immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee (or the parent thereof) in substantially the same proportions vis-à-vis each other as immediately before such transaction; or

(3) the Common Shares cease to be listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors),

provided that notwithstanding the foregoing, a transaction or transactions will not constitute a Fundamental Change pursuant to clause (1) or (2) above if at least 90% of the consideration received or to be received by holders of Common Shares (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in connection with such transaction or transactions consists of common shares or ordinary shares (or American depositary receipts or American depositary shares representing common shares or ordinary shares), and any associated rights, listed or quoted on the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors (or which will be so listed or quoted when issued or exchanged in connection with such transaction or transactions) and such transaction or transactions constitute a Reorganization Event whose Exchange Property consists of such consideration.

“Indebtedness” means any indebtedness (including principal and premium) in respect of borrowed money.

“Majority Approved Holders” has the meaning ascribed to it in the Shareholders’ Agreement.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares.

“NYSE” means The New York Stock Exchange.

“Open of Business” means 9:00 a.m., New York City time, on any Business Day.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares or Series A Preference Shares, as applicable, have the right to receive any cash, securities or other property or in which the Common Shares or Series A Preference Shares (or other applicable security), as applicable, is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, the Certificate of Designation or otherwise).

“Registrable Securities” has the meaning ascribed to it in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into as of October 5, 2016, between the Company and the Purchasers named therein.

“Registration Statement” has the meaning ascribed to it in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement entered into as of October 5, 2016, by and between us, Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC and LGP Associates VI-B LLC, as may be amended from time to time.

“Stated Value” means $1,000.00 per share of Series A Preference Shares, as adjusted based on accrued but unpaid dividends that are added to the Stated Value.

“Subsidiary” means any company or corporate entity for the Company owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Trading Day” means any day on which (i) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded; and (ii) there is no Market Disruption Event. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Voting Shares” means Capital Shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board (without regard to whether or not, at the relevant time, Capital Shares of any other class or classes (other than Common Shares) will have or might have voting power by reason of the happening of any contingency).

“VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SIG <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Common Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by us and the Majority Holders. The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“VWAP Market Disruption Event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which the Common Shares are then listed, or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Shares are then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options, contracts or future contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (i) there is no VWAP Market Disruption Event; and (ii) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

MATERIAL INCOME TAX CONSIDERATIONS

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our Common Shares, Series A Preference Shares or other shares. We have obtained assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax will not, until March 31, 2035, be applicable to us or to any of our operations or to our Common Shares, Series A Preference Shares, other shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to U.S. Holders (as defined below) of the ownership and disposition of the Series A Preference Shares and the Common Shares. It does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”) issued thereunder, Internal Revenue Service (the “IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect U.S. Holders of the Series A Preference Shares or the Common Shares. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market tax accounting, U.S. Holders who received the Series A Preference Shares as compensation, a person owning, actually or constructively, 10% or more of our voting shares, tax-exempt organizations or pension funds and persons holding the Series A Preference Shares or the Common Shares as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” or other integrated transaction. Tax consequences may vary depending upon the particular circumstances of an investor. Moreover, the effect of any applicable U.S. state, local or non-U.S. tax laws, U.S. federal alternative minimum tax, U.S. federal Medicare tax on certain investment income, or U.S. federal estate or gift tax laws is not discussed. This discussion is limited to U.S. Holders who will hold the Series A Preference Shares and the Common Shares received in respect thereof as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, “U.S. Holder” means a beneficial owner of the Series A Preference Shares or the Common Shares who or that is or is treated for U.S. federal income tax purposes as:

•	an individual that is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) it has in effect a valid election to be treated as a U.S. person.

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the Series A Preference Shares or the Common Shares or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the Series A Preference Shares or the Common Shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

We urge you to consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Series A Preference Shares or the Common Shares, as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Distributions on the Series A Preference Shares or the Common Shares

In general, distributions with respect to the Series A Preference Shares or the Common Shares, as applicable (other than distributions on the Series A Preference Shares as a result of increasing the stated value of the Series A Preference Shares, described below under “—Increases of the Stated Value of the Series A Preference Shares”), will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the amount of the distribution in excess of current and accumulated earnings and profits will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Series A Preference Shares or Common Shares, as applicable. The amount of any remaining excess will be taxed as capital gain recognized on a sale or exchange as described below under “—Dispositions.”

U.S. Holders will not be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits with respect to the Series A Preference Shares. However, non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits with respect to the Common Shares, provided that the Common Shares continue to be readily tradable on an established securities market in the United States, and certain holding period and other requirements are met (including that we are not a passive foreign investment company, or PFIC, for the taxable year in which the dividend is paid or the immediately preceding taxable year (see discussion below)). U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate in light of their particular circumstances. The amount of the dividend on the Series A Preference Shares and the Common Shares will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.

Increases of the Stated Value of the Series A Preference Shares

If we make a distribution on the Series A Preference Shares by increasing the stated value of the Series A Preference Shares, the tax treatment to a U.S. Holder of such distribution will depend on whether (a) the Series A Preference Shares are treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) cash distributions are also made on the Common Shares. We believe that the Series A Preference Shares will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preference Shares should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Assuming that the Series A Preference Shares are treated as participating in corporate growth to a significant extent, if cash distributions are made on the Common Shares (as is expected to be the case), the tax treatment of a distribution on the Series A Preference Shares in the form of increasing the stated value of the Series A Preference Shares is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder, as described above under “—Distributions on the Series A Preference Shares or the Common Shares,” if a cash distribution is made on the Common Shares within 36 months before or after a distribution on the Series A Preference Shares in the form of increasing the stated value of the Series A Preference Shares. If no such cash distribution is made on the Common Share, such a distribution may be a tax-free distribution. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if cash distributions are also made on the Common Shares.

If the Series A Preference Shares are treated as not participating in corporate growth to any significant extent, whether or not cash distributions are also made on the Common Shares, the fair market value of the amount of increase in the stated value of the Series A Preference Shares will be treated as a taxable distribution to the U.S. Holder, as described above under “—Distributions on the Series A Preference Shares or the Common Shares.” A U.S. Holder’s tax basis in such Series A Preference Shares will increase by the fair market value of the amount of increase in the stated value of the Series A Preference Shares on the distribution date.

Adjustment of Conversion Rate

The conversion rate of the Series A Preference Shares is subject to adjustment under certain circumstances. The Treasury Regulations treat a holder of Series A Preference Shares as having received a constructive distribution includible in such holder’s U.S. income in the manner described above under “—Distributions on the Series A Preference Shares or the Common Shares,” if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the holder’s proportionate interest in our earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the holders of the Series A Preference Shares will generally not be considered to result in a constructive dividend distribution. However, certain of the possible conversion rate adjustments provided in the Series A Preference Shares (including, without limitation, an increase in the conversion rate to reflect a taxable dividend paid to holders of Common Shares) generally will give rise to a deemed taxable dividend to the holders of the Series A Preference Shares to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, U.S. Holders may recognize taxable income even though such holders may not receive any cash or property. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Conversion of Series A Preference Shares into Common Shares

A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preference Shares into Common Shares, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described above under “—Distributions on the Series A Preference Shares or the Common Shares,” (2) a U.S. stockholder’s receipt of Common Shares (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described above under “—Distributions on the Series A Preference Shares or the Common Shares” as if the U.S. Holder had received cash in respect of such accrued dividends or dividends in arrears equal to the fair market value of such Common Shares on the date of conversion and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of Common Shares will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Common Shares and the U.S. Holder’s tax basis in the fractional share of Common Shares).

Except as discussed in the next sentence, a U.S. Holder’s basis in Common Shares received upon conversion of the Series A Preference Shares (and any fractional Common Shares treated as received and then exchanged for cash) will equal the basis of the converted Series A Preference Shares and the holding period of such Common Shares will include the holding period of the converted Series A Preference Shares. Common Shares received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

Dispositions

A U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of the Series A Preference Shares or the Common Shares equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Series A Preference Shares or the Common Shares. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Series A Preference Shares or the Common Shares for more than one year. Long-term capital gains of non-corporate U.S. Holders are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

In the event that a U.S. Holder’s Series A Preference Shares or Common Shares are redeemed (or if we purchase a U.S. Holder’s Common Shares in an open market transaction), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption (or purchase) by us qualifies as a sale of the Series A Preference Shares or Common Shares under Section 302 of the Code. If the redemption (or purchase) by us qualifies as a sale, the U.S. Holder will generally be treated as described in the immediately preceding paragraph. If the redemption (or purchase) by us does not qualify as a sale, the U.S. Holder will be treated as receiving a distribution with the tax consequences described above under “—Distributions on the Series A Preference Shares or the Common Shares.” A redemption (or purchase) by us of the Series A Preference Shares or Common Shares generally will be treated as a sale of such shares (rather than as a distribution) if the redemption (or purchase) by us (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. U.S. Holders should consult with their own tax advisors as to whether any of the foregoing tests are satisfied and the tax consequences of a redemption (or purchase) by us.

Passive Foreign Investment Company Rules

We believe that we will not be considered a PFIC for U.S. federal income tax purposes for our current year or in future years. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are treated as a PFIC for any taxable year during which a U.S. Holder held our Series A Preference Shares or Common Shares, certain adverse consequences could apply.

If we are or become a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the preferred dividend rate discussed above with respect to dividends paid to non-corporate U.S. Holders in respect of the Common Shares would not apply. In addition, if we are a PFIC for any taxable year during which a U.S. Holder holds our Series A Preference Shares or Common Shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that it receives and any gain it realizes from a sale or other disposition (including a pledge) of our Series A Preference Shares or Common Shares, unless the U.S. Holder makes a “mark-to-market” election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions it received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Series A Preference Shares or Common Shares cannot be treated as capital, even if the U.S. Holder holds the shares as capital assets.

An election to mark-to-market our shares would be available to U.S. Holders to possibly mitigate the adverse consequences resulting from PFIC status, provided that our shares are traded as “marketable stock.” An election to treat us as a qualifying fund, however, would not be available to such holders of our Series A Preference Shares or Common Shares because we would not provide the information you need to make the election.

If we are considered a PFIC for the current taxable year or any future taxable year, U.S. Holders may be required to file an annual information return for such year, whether or not such holder disposes of any shares or received any distributions in respect of the Series A Preference Shares or Common Shares during such year. U.S. Holders should consult their own tax advisor with respect to any PFIC considerations.

Information Reporting and Backup Withholding

In general, IRS information reporting will apply to a U.S. Holder with respect to payments of dividends on, and the proceeds of the sale of, the Series A Preference Shares or Common Shares that are made within the United States or through certain U.S.-related financial intermediaries (unless such U.S. Holder is an exempt recipient such as a corporation and establishes this fact). Backup withholding may apply to payments described in the preceding sentence if a U.S. Holder fails to provide a correct taxpayer identification number or a certification that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or credit against such holder’s U.S. federal income tax, provided the required information is timely furnished to the IRS.

Tax Reporting

Certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Holding the Series A Preference Shares or Common Shares constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. Potential investors are urged to consult their tax advisers regarding the foreign financial asset and other reporting obligations and their application to an investment in our Series A Preference Shares or Common Shares.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time by the selling shareholders of up to 625,000 Series A Preference Shares and up to 7,049,507 Common Shares issuable upon conversion of the Series A Preference Shares. Each Series A Preference Share will be convertible into a number of Common Shares determined by dividing the sum of the stated value of such Series A Preference Share on the conversion date and any accrued and unpaid dividends with respect to such Series A Preference Share by the applicable conversion price. The stated value of the Series A Preference Shares may increase as a result the payment of dividends not paid in cash. The conversion price is equal to $1,000 divided by the applicable conversion rate. The current conversion rate is approximately 10.6529 Common Shares per Series A Preference Share and is subject to adjustment as described in “Description of Series A Preference Shares.” The Series A Preference Shares were originally issued and sold on October 5, 2016 pursuant to the terms and conditions of the Investment Agreement, dated as of August 24, 2016 (the “Investment Agreement”), among us, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (the “Fund Investors”). The Series A Preference Shares offered pursuant to this prospectus were issued to the selling shareholders in a transaction that was exempt from the registration requirements of the Securities Act.

Pursuant to the Investment Agreement, we, the Fund Investors, LGP Associates VI-A LLC and LGP Associates VI-B LLC (together with the Fund Investors, the “selling shareholders”) entered into a Registration Rights Agreement, dated as of October 5, 2016 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed to register for resale under the Securities Act the offer and sale of all of the Series A Preference Shares, the Common Shares issuable upon conversion of the Series A Preference Shares and any other securities issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such shares. All of the Series A Preference Shares and the Common Shares issuable upon the conversion of the Series A Preference Shares being offered under this prospectus may be sold by the selling shareholders named below. However, the registration of these securities does not necessarily mean the selling shareholders will offer or sell any of their securities under this prospectus or otherwise.

In connection with the Investment Agreement, we and the selling shareholders also entered into a Shareholders’ Agreement, dated as of October 5, 2016 (the “Shareholders’ Agreement”). Pursuant to the Shareholders’ Agreement, so long as the selling shareholders beneficially own at least (a) 35% of the Series A Preference Shares beneficially owned by the selling shareholders as of October 5, 2016 (or the total number of the Common Shares (on an “as-converted basis”) beneficially owned by the selling shareholders as of October 5, 2016) (or a combination thereof, without duplication) or (b) at least 5% of the total number of issuable Common Shares (on an “as-converted basis”), the selling shareholders have the right to designate one designee to be nominated by us for election to our Board. So long as the selling shareholders are entitled to designate one director for nomination to the Board, the holders of the Series A Preference Shares, voting separately as a class, have the right to elect one member of the Board, and the selling shareholders also have the right to appoint one non-voting observer to attend all meetings of the Board.

Except as otherwise permitted by the Shareholders’ Agreement, until the earliest of (a) October 5, 2018, (b) the date on which no nominee designated by the selling shareholders serves on our Board and the selling shareholders are no longer entitled to designate a director for nomination to the Board (or have irrevocably waived their right) and (c) the occurrence of a fundamental change, the selling shareholders may not transfer any Series A Preference Shares or any of the Common Shares issued upon conversion of such Series A Preference Shares.

In addition, pursuant to the Shareholders’ Agreement, the selling shareholders are subject to certain standstill restrictions pursuant to which the selling shareholders are restricted, subject to certain customary exceptions (including purchases up to a 2% threshold), from purchasing additional securities of the Company, publicly proposing any merger or other extraordinary corporate transaction, initiating any shareholder proposal or soliciting proxies until the later of (a) October 5, 2019 and (b) the date on which no nominee designated by the selling shareholders serves on our Board and the selling shareholders are no longer entitled to designate a director for nomination to the Board (or have irrevocably waived their right).

The foregoing descriptions of the Investment Agreement, Registration Rights Agreement and Shareholders’ Agreement are subject to, and qualified in their entirety by, the full text of the respective agreements which are incorporated by reference herein.

We do not know when or in what amounts the selling shareholders may offer the securities for sale. The selling shareholders might not sell any or all of the securities offered by this prospectus. Because the selling shareholders may offer all or some of the securities pursuant to this offering, and because, to our knowledge, no sale of any of the securities is currently subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling shareholders after completion of the offering. The information set forth below is based on information provided by or on behalf of the selling shareholders prior to the date hereof. Information about the selling shareholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

	Series A Preference Shares			Common Shares
Name of Selling Shareholder	Number of Shares Beneficially Owned and Offered Hereby	Number of Shares Owned After Completion of the Offering(1)	Percent of Shares Beneficially Owned After the Offering	Number of Shares Beneficially Owned and Offered Hereby(2)	Number of Shares Owned After Completion of the Offering(1)	Percent of Shares Beneficially Owned After the Offering
Leonard Green Partners(3)
Green Equity Investors VI, L.P.	387,522	—	—	4,370,944	—	—
Green Equity Investors Side VI, L.P.	230,963	—	—	2,605,081	—	—
LGP Associates VI-A LLC(4)	470	—	—	5,300	—	—
LGP Associates VI-B LLC(4)	6,045	—	—	68,182	—	—

Total	625,000	—		7,049,507	—

(1)	Assumes that each selling shareholder will sell all Series A Preference Shares and/or Common Shares offered by it pursuant to this prospectus.
(2)	Represents Common Shares issuable upon conversion of the Series A Preference Shares based on an initial conversion rate of approximately 10.6529 and up to 391,448 additional Common Shares in the aggregate that may be issued upon conversion of the Series A Preference Shares pursuant to their terms. Any fractional shares issued upon conversion will be cashed out.
(3)	Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”), and its individual controlling affiliates, including Jonathan D. Sokoloff who is a director of the Company, may be deemed to control all Series A Preference Shares and/or Common Shares beneficially owned by the selling shareholders. LGP and such affiliates (including Mr. Sokoloff) each disclaim beneficial ownership of the Series A Preference Shares and/or Common Shares held by the selling shareholders, except to the extent of their respective pecuniary interest, if any, therein.
(4)	These selling shareholders acquired their Series A Preference Shares as affiliate transferees of Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. pursuant to the Investment Agreement.

PLAN OF DISTRIBUTION

The securities offered hereby are being registered to permit the holders of the securities the ability to offer and sell the securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling shareholders of the Series A Preference Shares or the Common Shares. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts and selling commissions.

As used in this section, “selling shareholders” includes donees, pledgees, transferees or other successors-n-interest selling shares received from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling shareholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling shareholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling shareholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed selling shareholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale by the selling shareholders of the offered securities. The selling shareholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling shareholders may transfer, sell, or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including selling shareholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be “underwriters” within the meaning of the Securities Act. If the selling shareholders, including those who are affiliates of registered broker-dealers, are deemed to be underwriters within the meaning of the Securities Act, then profits on the sale of securities by the selling shareholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling shareholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling shareholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling shareholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, the securities to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to the registration rights agreement between us and the selling shareholders, we have agreed to indemnify in certain circumstances the selling shareholders against certain liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling shareholders may indemnify any underwriter that participates in transactions involving the sale of Common Shares or Series A Preference Shares against certain liabilities, including liabilities arising under the Securities Act.

Our Common Shares are traded on the New York Stock Exchange under the symbol “SIG.” On November 3, 2016, the closing price of our Common Shares on the New York Stock Exchange was $80.78 per share. The Series A Preference Shares are not listed on any securities exchange, and we do not intend to list the Series A Preference Shares on any such exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Conyers Dill & Pearman Limited, will pass upon the validity of the Series A Preference Shares and the Common Shares offered by this prospectus.

EXPERTS

The consolidated financial statements of Signet Jewelers Limited and subsidiaries as of January 30, 2016 and January 31, 2015, and for the 52 week periods ended January 30, 2016, January 31, 2015 and February 1, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of January 30, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses, other than underwriting discounts and commissions, expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

SEC Registration Fee	$72,437.50
Printing Expenses	(1)
Legal Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Miscellaneous	(1)

Total	$(1)

(1)	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officer

The Company is incorporated in Bermuda. Our bye-laws provide for indemnification of officers and directors against all actions, costs, charges, liabilities, losses, damages and expenses incurred or suffered by such party or their heirs, executors or administrators, as an officer or director of the Company; provided that such indemnification shall not extend to any matter in respect of any fraud or dishonesty. We may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Companies Act 1981 (the “Bermuda Act”) in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the Company or any subsidiary thereof. We may advance moneys to a director or officer for the costs, charges and expenses incurred by the director or officer in defending any civil or criminal proceedings against him, on condition that the director or officer shall repay the advance if any allegation of fraud or dishonesty is proved against him.

The directors and officers of the Company are covered by directors’ and officers’ insurance policies maintained by us. In addition, the Company has agreed to provide contractual indemnities to the directors and specified officers of the Company pursuant to a deed of indemnity. The deed of indemnity, among other things, requires the Company to fully indemnify and keep indemnified each indemnified person on demand against all actions, claims, liabilities, charges, demands, proceedings, investigations and judgements that may be made against him or her which he or she may suffer or incur as a consequence of, or which relate to or arise, directly or indirectly, from his or her powers, duties or responsibilities as a director or officer of the Company or any relevant company.

Item 16.	Exhibits

Exhibit	Description

1.1+	Form of Underwriting Agreement.

3.1	Memorandum of Association of Signet Limited and Certificate of Incorporation on Change of Name to Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed September 11, 2008 (“Form 8-A”)).

3.2	Amended and Restated Bye-laws of Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed September 10, 2014).

4.1	Form of common share certificate of Signet Jewelers Limited (incorporated by reference to Exhibit 4.1 to Form 8-A).

4.2	Certificate of Designation of Series A Convertible Preference Shares (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed November 3, 2016).

4.3	Investment Agreement dated as of August 24, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed August 25, 2016).

4.4	Shareholders’ Agreement dated as of October 5, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC and LGP Associates VI-B LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed October 6, 2016).

4.5	Registration Rights Agreement, made and entered into as of October 5, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC and LGP Associates VI-B LLC (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed October 6, 2016).

5.1*	Opinion of Conyers Dill & Pearman Limited.

12.1*	Computation of Ratios of Earnings to Fixed Charges and Preference Dividends.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature pages).

+	To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.
*	Indicates documents filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Akron, State of Ohio on November 4, 2016.

Signet Jewelers Limited

By:	/s/ Michele L. Santana
Name: Michele L. Santana Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michele L. Santana, Lynn Dennison, Mark Jenkins and Laurel Krueger, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all post-effective amendments), and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of November, 2016.

Signature	Title

/s/ Mark Light Mark Light	Chief Executive Officer (Principal Executive Officer and Director)

/s/ Michele L. Santana Michele L. Santana	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ H. Todd Stitzer H. Todd Stitzer	Chairman of the Board

/s/ Virginia C. Drosos Virginia C. Drosos	Director

/s/ Dale Hilpert Dale Hilpert	Director

/s/ Helen McCluskey Helen McCluskey	Director

/s/ Marianne Miller Parrs Marianne Miller Parrs	Director

Signature	Title

/s/ Thomas G. Plaskett Thomas G. Plaskett	Director

/s/ Robert J. Stack Robert J. Stack	Director

/s/ Jonathan Sokoloff Jonathan Sokoloff	Director

/s/ Eugenia M. Ulasewicz Eugenia M. Ulasewicz	Director

/s/ Russell Walls Russell Walls	Director

/s/ Michele L. Santana Michele L. Santana	Authorized U.S. Representative

EXHIBIT INDEX

Exhibit	Description

1.1+	Form of Underwriting Agreement.

3.1	Memorandum of Association of Signet Limited and Certificate of Incorporation on Change of Name to Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed September 11, 2008 (“Form 8-A”)).

3.2	Amended and Restated Bye-laws of Signet Jewelers Limited (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed September 10, 2014).

4.1	Form of common share certificate of Signet Jewelers Limited (incorporated by reference to Exhibit 4.1 to Form 8-A).

4.2	Certificate of Designation of Series A Convertible Preference Shares (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed November 3, 2016).

4.3	Investment Agreement dated as of August 24, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed August 25, 2016).

4.4	Shareholders’ Agreement dated as of October 5, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC and LGP Associates VI-B LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed October 6, 2016).

4.5	Registration Rights Agreement, made and entered into as of October 5, 2016, by and among Signet Jewelers Limited, Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC and LGP Associates VI-B LLC (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed October 6, 2016).

5.1*	Opinion of Conyers Dill & Pearman Limited.

12.1*	Computation of Ratios of Earnings to Fixed Charges and Preference Dividends.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature pages).

+	To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.
*	Indicates documents filed herewith.